Exhibit 5.2

OPINION OF GENERAL COUNSEL

May 16, 2008

E*TRADE Financial Corporation

135 East 57th Street

New York, NY 10022

Ladies and Gentlemen:

I am the general counsel of E*TRADE Financial Corporation, a Delaware corporation (the “Company”), and this opinion is delivered in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the resale of, among other things, an aggregate of 10,164,555 shares (the “Shares”) of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), by certain of the selling securityholders named in the Registration Statement.

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or advisable for the purpose of rendering this opinion.

Based upon the foregoing, I am of the opinion that the Shares have been validly issued, fully paid and non-assessable.

I am a member of the Bar of the State of California and the foregoing opinion is limited to the General Corporation Law of the State of Delaware.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to my name under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Russell S. Elmer